Exhibit 4.22

                             TERMINATION AGREEMENT

Effective this 1st day of November, 2002.

BETWEEN:

                  MITEL KNOWLEDGE CORPORATION
                  A corporation incorporated under the laws of Canada,

                  hereinafter referred to "MKC"

AND:

                  MITEL NETWORKS CORPORATION
                  A corporation incorporated under the laws of Canada

                  hereinafter referred to as "MNC"

In this agreement, MKC and MNC may be collectively referred to as the "Parties."

WHEREAS:

A. MNC and MKC executed a Research and Development Agreement (the "R&D Agreement"), effective as of the 27th day of March, 2001, pursuant to which MKC retained MNC to perform certain research and development work.

B. The R&D Agreement may be terminated by the Parties at any time upon such terms as they may agree.

C.    The Parties have agreed to terminate the R&D Agreement.

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

1.    Definitions

1.1 Except as expressly set out herein, defined terms used in this Agreement shall have the meanings accorded to them in the R&D Agreement.

1.2 For greater certainty, the Parties expressly acknowledge and agree that the "MKC Technology" does not include any technology that has been independently developed by MKC including the technology embodied in the Mitel Networks 3050 ICP and the additional work done to complete the SIP capable 5055 and 5056 IP phones from the working prototype stage reached by MNC, all rights, title, interest and benefits in an to which shall remain vested in MKC.
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2.    Termination of R&D Agreement.

The Parties hereby agree to terminate the R&D Agreement pursuant to Clause 12.2 thereof ("Termination by Mutual Consent").

3.    Effect of Termination.

3.1 Except as provided in Clauses 3.2 below, upon the termination of the R&D Agreement, neither party shall have any further obligations under the R&D Agreement. MNC may, at its discretion, continue any of the research and development activities commenced under the R&D Agreement for its own account. After the effective date of this Agreement, MKC shall have no rights, title or interest in or to any MKC Technology, whether created prior to or after the termination of the R&D Agreement.

3.2 Sections 7.1 and 10 of the R&D Agreement shall survive termination, and shall remain in full force and effect according to their terms.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

MITEL NETWORKS CORPORATION MITEL KNOWLEDGE CORPORATION


Per:                                Per:
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Name:                               Name:
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Date:                               Date:
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